Exhibit (a)(2)

INFINITY CORE ALTERNATIVE FUND

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST:	The undersigned trustee does hereby form a statutory trust pursuant to the laws of the State of Maryland.

SECOND:	The name of the statutory trust (the “Trust”) is:

Infinity Core Alternative Fund

THIRD:	The address of the Trust’s principal office in the State of Maryland is:

c/o The Corporation Trust Incorporated
351 West Camden Street
Baltimore, Maryland 21201

FOURTH:	The name and business address of the Trust’s resident agent are:

The Corporation Trust Incorporated
351 West Camden Street
Baltimore, Maryland 21201

FIFTH:	Pursuant to Section 12-501 of the Maryland Statutory Trust Act, notice is hereby given that the Trust shall consist of one or more series or classes as provided in the governing instrument of the Trust. Separate and distinct records shall be maintained for any such series and class so created and the assets associated with any such series and class shall be held and accounted for separately from the other assets of the Trust, or any other series or class of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular series or class of the Trust shall be enforceable against the assets of that series or class only, and not against the assets of the Trust generally or any other series or class, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other series or class shall be enforceable against the assets of that series or class.

The undersigned, being the sole trustee of the Trust, acknowledges under the penalties for perjury that, to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned trustee hereby executes this Certificate of Trust on this 15th day of August, 2013.

/s/ Victor Fontana

Victor Fontana, as Trustee